Calculation of Filing Fee Tables

Form N-2

Vertical Capital Income Fund

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit(1)	Maximum Aggregate Offering Price(1)(3)	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial effective date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward
Newly Registered Securities
Fees to be paid	Equity	Shares of Beneficial Interest (Common Shares)	457(o)	(1)(2)	(1)(2)	(1)(2)
Fees to be paid	Equity	Preferred Shares	457(o)	(1)(2)	(1)(2)	(1)(2)
Fees to be paid	Other	Subscription Rights for Common Shares	457(o)	(1)	(1)	(1)
Fees to be paid	Debt	Debt Securities	457(o)	(1)	(1)	(1)
Fees to be paid	Unallocated (Universal) Shelf			$500,000,000(3)		$500,000,000(3)	$0.0001102	$55,100
Fees Previously Paid
Carry Forward Securities
Carry Forward Securities	none	n/a	n/a	n/a	n/a	n/a	n/a	n/a	n/a	n/a	n/a	n/a

Total Offering Amounts	$500,000,000(3)	$55,100
Total Fees Previously Paid		$0
Total Fee Offsets		$0
Net Fee Due		$55,100

(1) There are being registered hereunder an unspecified number or aggregate principal amount (as applicable) of the registrant’s common shares, preferred shares, debt securities, and subscriptions rights for common shares as may from time to time be offered at unspecified prices, with the maximum aggregate offering price of such securities not to exceed the amount described in footnote (3) below.

(2) Includes rights to acquire Common Shares under subscription rights.

(3) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(o). The aggregate maximum offering price of all securities issued pursuant to this registration statement will not exceed $500,000,000.